SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                 /X/ Soliciting Material Pursuant to Rule 14a-12

                           ART TECHNOLOGY GROUP, INC.


                (Name of Registrant as Specified In Its Charter)

Mitchell Wright Technology Group, LLC, SSH Partners I, LP, Mitchell-Wright, LLC, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached as Exhibit 1 is a press release issued by Mitchell-Wright Technology
Group, LLC on October 6, 2004.

Exhibit 1

FOR IMMEDIATE RELEASE                                                   CONTACT:
October 6, 2004                                                      Ellen Gonda
                                                                 Brunswick Group
                                                                  (212) 333-3810



MWTG INVESTOR GROUP REQUESTS CLARITY AND FULL DISCLOSURE FROM ARTG

                   Did ARTG meet or miss management guidance?
         MWTG reiterates that it's the wrong time for Primus acquisition


Mitchell-Wright Technology Group, LLC ("MWTG") appreciates Art Technology Group's [NASDAQ: ARTG] recent financial disclosure on their preliminary third quarter results but the disclosure is incomplete and does not allow investors to obtain a full and complete picture on the Company's financial health. MWTG requests that the Company provide clarification on the results so that shareholders will have a clear understanding of the operating performance during the third quarter before voting on the Primus Knowledge Solutions merger at the October 22, 2004 Special Meeting.

During the July 22, 2004 second quarter conference call, the Company issued guidance stating, "For the third quarter of 2004, the company anticipates greater than 10% sequential revenue growth over the second quarter of 2004. Please note that our guidance excludes the previously mentioned government transaction being recorded during the third quarter." [emphasis added]

James Dennedy, Managing Partner of MWTG, commented, "The third quarter growth estimates were stated several times during the call and management was quite emphatic that third quarter revenue growth would be greater than 10% excluding the government contract. We think it is important for the company to provide additional detail on the preliminary third quarter results so that shareholders can assess management's performance during the quarter."

Mr. Dennedy pointed out that the total revenue for the second quarter was $14.3 million, which would indicate total revenue for the third quarter based on management's guidance, including the government contract with an estimated value of $2 million, of greater than $17.7 million. MWTG requests that the company specifically address the following questions:

     1. Is the "multi-million dollar contract" referred to in ARTG's release the government contract?
     2.   What is the status of the government contract?
     3. Does the preliminary guidance include revenue from the contract and if so, what is the amount of revenue attributable to the contract?
     4. Since investors would also benefit from additional information regarding key balance sheet items, including debt, accounts receivable and accounts payable at the end of the third quarter, will ARTG release this information?

In short, investors need to know if this management has failed to perform in accordance with previously issued guidance provided to investors.


WRONG TIME FOR PRIMUS

Increasing shareholder value must be the Board's number one goal. ARTG's third quarter results prove our point; the Company can become profitable and can enhance shareholder value without the Primus merger. The better alternative is to avoid a dilutive acquisition with Primus, under the questionable plan offered by management; and instead, operate independently, improve financial performance and only then pursue the Company's strategic options. In fact, management stated in their press release that it "anticipates that it will be near break-even for the third quarter of 2004." If this is true, then now is the wrong time to add complexity and an ailing partner to the business for the following reasons:

     1.   Primus revenues continue to be below market expectations.
     2.   Primus has not yet fully integrated prior acquisitions.
     3.   Primus has negative earnings per share.

There is no reason to put further pressure on ARTG's operations and finances. In short, the timing of this acquisition is poor, ATG is paying too much for Primus, and the financial and operating risks of integrating an ailing partner are too high. These actions severely threaten shareholder value.

In the coming days, MWTG will outline additional reasons to vote against the merger and offer more information on a better alternative plan to enhance shareholder value.

                                      # # #

Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, SSH partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe are participants in a solicitation of proxies from the shareholders of Art Technology Group, Inc. for use for use at its special meeting scheduled to be held on October 22, 2004. Information relating to these participants and certain other persons who may also be deemed to be participants in the solicitation of proxies is contained in their preliminary proxy statement filed with the Securities and Exchange Commission on September 28, 2004. A copy of that preliminary proxy statement is currently available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

Shareholders of Art Technology Group, Inc. are advised to read the proxy statement and the other documents related to the solicitation of proxies by Mitchell-Wright Technology Group, LLC and the other participants when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to shareholders and will be available at no charge at the Securities and Exchange Commission's website. In addition, you may also obtain a free copy of the definitive proxy statement when it is available by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

                                                             END OF FILING